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                                                                     EXHIBIT 11
                                 SkyMall, Inc.
           Supplemental Statement Re: Computation of Per Share Loss

                                                                         Year ended December 31,
                                                       --------------------------------------------------------
For Primary Loss Per Share(4)(5)                          1991           1992           1993            1994
                                                       ----------     ----------     ----------     -----------
Weighted average number of common shares
outstanding during the period, excluding shares
issued within 12 months prior to the filing of the
registration statement                                  4,378,575      4,448,043      3,131,736       3,276,450

Common stock equivalents issuable upon
conversion of Preferred Stock from private
placement in October 1996(1)(2)                           540,000        540,000        540,000         540,000

Effect of treasury stock method on convertible
shares from private placement(2)                         (352,941)      (352,941)      (352,941)       (352,941)

Common stock equivalents issuable upon
conversion of Preferred Stock from conversion
of shareholder debt in October 1996(3)                    900,000        900,000        900,000         900,000

Effect of treasury stock method on convertible
shares from conversion of shareholder debt(3)            (588,235)      (588,235)      (588,235)       (588,235)
                                                       ----------     ----------     ----------     -----------
Pro forma weighted average number of common and
common equivalent shares outstanding                    4,877,399      4,946,867      3,630,559       3,775,274
                                                       ==========     ==========     ==========     ===========

Net income (loss)                                     $(5,075,000)   $(9,640,000)   $(5,766,000)   $(12,186,000)
Interest on debt converted to preferred stock                   -              -              -         129,000
                                                       ----------     ----------     ----------     -----------
Net income (loss) as adjusted                         $(5,075,000)   $(9,640,000)   $(5,766,000)   $(12,057,000)
                                                       ==========     ==========     ==========     ===========
Pro forma net income (loss) per share                 $     (1.04)   $     (1.95)   $     (1.59)   $      (3.19)
                                                       ==========     ==========     ==========     ===========

                                                   Year ended             For the
                                                  December 31,    Six months ended June 30,
                                                  ------------    -------------------------
For Primary Loss Per Share(4)(5)                      1995           1995          1996
                                                  ------------    ---------      ----------
Weighted average number of common shares
outstanding during the period, excluding shares
issued within 12 months prior to the filing
of the registration statement                      5,150,000      5,150,000      5,150,000

Common stock equivalents issuable upon
conversion of Preferred Stock from private
placement in October 1996(1)(2)                      540,000        540,000        540,000

Effect of treasury stock method on convertible
shares from private placement(2)                    (352,941)      (352,941)      (352,941)

Common stock equivalents issuable upon
conversion of Preferred Stock from conversion
of shareholder debt in October 1996(3)               900,000        900,000        900,000

Effect of treasury stock method on convertible
shares from conversion of shareholder debt(3)       (588,235)      (588,235)      (588,235)
                                                   ---------      ---------      ---------

Pro forma weighted average number of common and
common equivalent shares outstanding               5,648,824      5,648,824      5,648,824
                                                   =========      =========      =========

Net income (loss)                                 $  758,000     $  165,000     $  770,000
Interest on debt converted to preferred stock        419,000        169,000        252,000

                                                   ---------      ---------      ---------
Net income (loss) as adjusted                     $1,177,000     $  334,000     $1,022,000
                                                   =========      =========      =========

Pro forma net income (loss) per share             $     0.21     $     0.06     $     0.18
                                                   =========      =========      =========


(1) Pursuant to the rules of the Securities and Exchange Commission, common and common equivalent shares issued during the 12 months immediately preceding the anticipated filing date of the Company's initial public offering have been included in the calculation of common and common equivalent shares as if they were outstanding for all periods presented, including loss years where the impact of incremental shares is antidilutive; as calculated using the treasury stock method assuming an initial public offering price of $8.50 per share.

(2) Shares of common stock potentially issuable upon conversion of convertible preferred stock have been included since the convertible preferred stock is automatically converted upon completion of the initial public offering. Shares outstanding for all periods presented included in the computation of pro forma
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     earnings per share have been restated using the treasury stock method in accordance with SAB 83. The proceeds from the private placement of preferred stock were $3 million, before expenses.

(3) Shares of common stock issuable upon conversion of preferred stock issued in exchange for notes payable to shareholders have been included since the preferred stock is automatically converted upon completion of the initial public offering at 66 2/3 percent of the initial public offering price. The treasury stock method has been used to reduce the shares outstanding in each period to the extent of outstanding shareholder debt and accrued interest of up to $5 million using an assumed initial offering price of $8.50 per share, before expenses.

(4) No calculation of fully diluted loss per share has been provided as fully diluted loss per share is equal to primary loss per share.

(5) Common and common equivalent shares have been adjusted to reflect a 1,592-for-1 stock exchange upon incorporation in Nevada in October 1996.